UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2022 (August 8, 2022)

AYTU BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood , CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-6580

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2022, Aytu BioPharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. and Canaccord Genuity LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell an aggregate of (i) 21,505,814 shares of its common stock, and, in lieu of common stock to certain investors that so chose, pre-funded warrants (the “Pre-Funded Warrants”) to purchase 1,750,000 shares of its common stock, and (ii) accompanying warrants (the “Common Warrants”) to purchase 23,255,814 shares of the Company’s common stock (the “Offering”). The shares of common stock (or Pre-Funded Warrants) and the accompanying Common Warrants will be issued separately but can only be purchased together in this Offering. The combined public offering price for each share of common stock and accompanying Common Warrant is $0.43, and the combined offering price for each Pre-Funded Warrant and accompanying Common Warrant is $0.429, which equals the public offering price per share of the common stock and accompanying Common Warrant, less the $0.001 per share exercise price of each Pre-Funded Warrant. The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-259862) that was filed by the Company with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on October 7, 2021, and a related prospectus supplement.

The Pre-Funded Warrants are exercisable at any time. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage, but not in excess of 9.99% by providing at least 61 days’ prior notice to the Company.

The Common Warrants are exercisable at any time after the date of issuance for a period of five years from the date such Common Warrants are first exercisable. The number of shares of common stock issuable upon exercise of the Common Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock.

The Company estimates that the net proceeds from the Offering will be approximately $9.1 million, after deducting underwriting discounts and commissions and estimated Offering expenses. The Company intends to use the net proceeds from the Offering, together with its existing cash resources, for advancing the development of its pipeline assets, including for advancing the PREVEnt Trial evaluating AR101 for the treatment of vascular Ehlers-Danlos Syndrome (VEDS), for growth of the Company’s commercial business, and for working capital and general corporate purposes. The Company expects the Offering to close on August 11, 2022, subject to customary closing conditions.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of Pre-Funded Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the foregoing description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit. The form of Common Warrant is filed as Exhibit 4.2 to this Current Report on Form 8-K, and the foregoing description of the terms of the Common Warrants is qualified in its entirety by reference to such exhibit. A copy of the opinion of Dorsey & Whitney LLP, relating to the validity of the shares in connection with the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On August 8, 2022, the Company issued a press release announcing the launch of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 9, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits	Item
1.1	Underwriting Agreement dated August 9, 2022
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)
99.1	Launch Press Release
99.2	Pricing Press Release
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOPHARMA, INC.

Date: August 10, 2022	By:	/s/ Mark Oki
Mark Oki
Chief Financial Officer